December 15, 2003

Mr. Ron J. Sidman
Chairman of the Board, Chief Executive Officer, and President
The First Years Inc
One Kiddie Drive
Avon Massachusetts 02322-1171


Dear Ron:

I made a suggestion. The board rejected it. When I asked why neither you nor John Beals, who telephoned me at your request to "discuss it", could provide a reason for doing so

Will you explain this please?

Why did you choose to ignore our suggestion to pay the dividend in the opening days of 2004 instead of late In December 2003 so as to save taxpaying shareholders from having to pay income taxes in April 2003, while at the same time enabling the Company to earn some additional interest income?

Why did you not consider our suggestion a very desirable and sound financial policy and a win win strategy for both The
First Years shareholders and the Company?

Again, I ask you Ron, and the Board of Directors; what exactly was it that convinced you to pay the dividend December 15th and not delay it until January 5, 2004?

Warmly,

Larry

Lawrence J. Goldstein

LJG/es
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Stocks overlooked or ignored by otherwise intelligent investors TM
SANTA MONICA PARTNERS, L.P.
1865 PALMER AVENUE
LARCHMONT, NY  10538

914.833.0875  ~  FAX: 914.833.1068
WWW.SMPLP.COM

LAWRENCE J. GOLDSTEIN
GENERAL PARTNER

EMAIL: ljgoldstein@bloomberg.net


Stocks overlooked or ignored by otherwise intelligent investors TM